Exhibit 10.1

EMPLOYMENT AGREEMENT

                This Employment Agreement (the “Employment Agreement”) is made and entered into effective as of July 30, 2012, (the “Effective Date”), by and between FluoroPharma Medical, Inc., a Nevada Corporation with a place of business at 8 Hillside Av., Suite 207, Montclair NJ 07042 (the “Company”) and Johan M. (Thijs) Spoor (the “Employee”).

WHEREAS, the Employee entered into an employment agreement with the Company’s wholly owned subsidiary, Fluoropharma, Inc. effective as of January 1, 2011; and

WHEREAS, the Company and the Employee wish to establish new terms, covenants, and conditions for the Employee’s continued employment with the Company through this agreement (“Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.  Duties.   From and after the Effective Date, and based upon the terms and conditions set forth herein, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company, as President and Chief Executive Officer of the Company and in such equivalent or additional executive level position or positions as shall be assigned to him by the Company’s Board of Directors (the “Board”).  While serving in such executive level position or positions, the Employee shall report to, be responsible to, and shall take direction from the Board.  During the Term of this Employment Agreement (as defined in Section 2 below), the Employee agrees to devote substantially all of his working time to the position he holds with the Company and to faithfully, industriously, and to the best of his ability, experience and talent, perform the duties, which are assigned to him.  The Employee shall observe and abide by the reasonable corporate policies and decisions of the Company in all business matters.

The Employee represents and warrants to the Company that Exhibit A attached hereto sets forth a true and complete list of (a) all offices, directorships and other positions held by the Employee in corporations and firms other than the Company and its subsidiaries, and (b) any investment or ownership interest in any corporation or firm other than the Company beneficially owned by the Employee (excluding investments in life insurance policies, bank deposits, publicly traded securities that are less than five percent (5%) of their class and real estate). The Employee will promptly notify the Board of any additional positions undertaken or investments made by the Employee during the Term of this Employment Agreement if they are of a type, which, if they had existed on the date hereof, should have been listed on Exhibit A hereto.  As long as the Employee’s other positions or investments in other firms are passive in nature and do not create a conflict of interest, violate the Employee’s obligations under Section 7 below or cause the Employee to neglect his duties hereunder, such activities and positions shall not be deemed to be a breach of this Employment Agreement.

2.  Term of this Employment Agreement.  Subject to Sections 4 and 5 hereof (which include provisions for early termination of this Employment Agreement), the Term of this Employment Agreement shall be for a period commencing on the Effective Date and terminating thirty-six (36) months from the Effective Date.

3.  Compensation.  During the Term of this Employment Agreement, the Company shall pay, and the Employee agrees to accept as full consideration for the services to be rendered by the Employee hereunder, compensation consisting of the following:

A.  Salary.  Beginning on the first day of the Term of this Employment Agreement, the Company shall pay the Employee a salary of Two Hundred and Ninety Thousand Dollars ($290,000) per year, payable in semi-monthly or monthly installments as requested by the Employee. The Compensation Committee of the Board of Directors (the “Compensation Committee”) shall review the Employee's annual salary on an annual basis and may increase, but not decrease, the salary at its discretion.

B.  Bonus.  During the Term of this Employment Agreement, Employee, as President and CEO, shall be eligible to receive an annual year-end bonus (the “Bonus”).  Payment of any such Bonus shall be conditioned on the successful completion of specific business objectives established by the Board for each fiscal year.  Such business objectives, as adopted by the Board from time to time, shall be incorporated by reference in this Employment Agreement.  For the calendar year ending December 31, 2012, the Board has determined that the maximum bonus payable to the Employee will be One Hundred Twenty Five Thousand ($125,000) Dollars, of which, one-half of the Bonus will be primarily based upon successfully achieving the financial business milestones as defined in Exhibit B attached to this Employment Agreement, and one-half of the Bonus will be primarily based upon successfully achieving the clinical milestones as defined in Exhibit C attached to this Employment Agreement.  Qualification for the Bonus payout shall be determined by the Board of Directors in its sole discretion which shall be exercised reasonably. Any bonus payment to Employee for the calendar year ending December 31, 2012 will be consistent with the guidelines established by the Compensation Committee for other officer employees of the Company for the payment of any bonus to officer employees of the Company.   Any bonus earned in any calendar year will be payable in the first calendar quarter of the following calendar year.

C.  Benefits.  During the Term of this Employment Agreement, the Employee will receive such employee benefits as are generally available to all employees of the Company.

D.  Stock Options.  Effective as of the date of this Employment Agreement, the Company shall grant Employee an option (the “Option”) to purchase up to 600,000 shares of common stock of the Company pursuant to the terms of the Company’s 2011 Equity Incentive Plan.  The exercise price of the Option shall be the closing price of the Company’s common stock on the date of grant, but shall in no event be less than $0.83. The Option will have a term of ten years and will vest 1/3 annually on each of the first three anniversaries of the date of this Employment Agreement; provided that Employee is employed full-time by the Company on such dates.  The Company will provide Employee with a Stock Option Agreement that evidences the Option. The Stock Option Agreement sets forth the specific terms and conditions of the Option, including, without limitation, the vesting schedule and the terms under which Employee will forfeit the Option (including termination of Employee's employment with the Company pursuant to Section 4). The grant is subject to Employee' s execution of the Stock Option Agreement. In the event that there is any inconsistency between the Stock Option Agreement and this Employment Agreement, this Employment Agreement shall control.

E.  Success-Based Stock Grants. With respect to the period commencing on the date of this Employment Agreement and ending December 31, 2012, Employee shall be eligible to receive a target of 100,000 shares of common stock of the Company upon achievement of the milestones for such period set forth on Exhibit B as determined by the Board in its sole discretion which shall be exercised reasonably; (ii) with respect to each of (A) the period commencing January 1, 2013 and ending December 31, 2013 and (B) the period commencing January 1, 2014 and ending December 31, 2014, Employee shall be eligible to receive a target of 250,000 shares of common stock for each such period based upon his achievement of the milestones for such period set forth on Exhibit C as determined by the Board in its sole discretion which shall be exercised reasonably.   None of the shares of common stock described in this Section 3E (the “Shares”) shall be deemed granted, awarded or outstanding until such time as the Board has awarded such shares of common stock based on Employee's achievement of the applicable milestones. Notwithstanding, the foregoing, in the event of a Change of Control, the Board may determine to accelerate the vesting of the Shares, in whole or in part, as determined in its sole discretion.  The Employee understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”) only in certain limited circumstances.

F.  Vacation.  The Employee shall be entitled to twenty (20) days of vacation during each calendar year during the Term of this Employment Agreement.

G.  Expenses.  The Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by him in the performance of his duties hereunder, including expenses for travel, entertainment and similar items, promptly after the presentation by the Employee, from time-to-time, of an itemized account of such expenses.

H.  Clawback Policy.  The Company’s obligation to pay any bonus or stock-based incentive compensation under paragraphs B., D. or E. of this Section 3, and the Employee’s right to receive or retain such compensation, shall be subject to any policy adopted by the Board or its Compensation Committee (or any successor committee of the Board with authority over executive compensation) pursuant to the “clawback” provisions of Section 304 of the Sarbanes-Oxley Act of 2002, Section 10D of the Securities Exchange Act of 1934, or regulations promulgated there under, or pursuant to any rule of any national securities exchange on which the equity securities of the Company are listed implementing Section 10D of the Securities Exchange Act of 1934, or regulations promulgated there under.

4. Termination.

A.  For Cause. The Company may terminate the employment of the Employee prior to the end of the Term of this Employment Agreement “for cause.” Termination “for cause” shall be defined as a termination by the Company of the employment of the Employee occasioned by:

i.  the failure by the Employee to cure a willful breach of a material duty imposed on the Employee under this Employment Agreement or any other written agreement between Employee and the Company within fifteen (15) days after written notice thereof by the Company;

ii.  the continuation by the Employee after written notice by the Company of a willful and continued neglect of a duty imposed on the Employee under this Employment Agreement;

iii.  acts by Employee of fraud, embezzlement, theft or other material dishonesty directed against the Company;

iv.  the Employee is formally charged with a felony (other than a traffic offense), or a crime involving moral turpitude, that in the reasonable good faith judgment of the Board of Directors, results in material damage to the Company or its reputation, or would materially interfere with the performance of Employee’s obligations under this Employment Agreement; or

v.  any condition which either results from the Employee’s substantial dependence, as reasonably determined in good faith by the Board of Directors, on alcohol, or on any narcotic drug or other controlled or illegal substance.

vi.  the failure of the Company to complete the Financing (as hereinafter defined) on or before May 31, 2013 provided that at least $1,000,000 of net cash proceeds from the Financing are received by the Company on or before March 31, 2013.  The term “Financing” shall mean a financing or a series of financings effected on or after the date of this Employment agreement pursuant to which the Company receives net cash proceeds of at least $2,000,000 in exchange for the issuance of the Company’s common stock or a security convertible into, exchangeable into or exercisable for shares of the Company’s common stock; provided, however, that the term “Financing” shall not include the receipt of cash proceeds upon conversion, exchange or exercise of a security outstanding on the date hereof or upon exercise of a stock option granted to any employee subsequent to the date of this Employment Agreement.

In the event of termination by the Company “for cause,” all salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to the Employee.

B.  Resignation. If the Employee resigns for any reason, all salary, benefits and other payments (except as otherwise provided in paragraph G of this Section 4 below) shall cease at the time such resignation becomes effective.  At the time of any such resignation, the Company shall pay the Employee the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of such termination.  The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under paragraph G of Section 3 above.

C.  Disability, Death. The Company may terminate the employment of the Employee prior to the end of the Term of this Employment Agreement if the Employee has been unable to perform his duties hereunder or a similar job for a continuous period of six (6) months due to a physical or mental condition that, in the opinion of a licensed physician, will be of indefinite duration or is without a reasonable probability of recovery for a period of at least six (6) months.  The Employee agrees to submit to an examination by a licensed physician of his choice in order to obtain such opinion, at the request of the Company, made after the Employee has been absent from his place of employment for at least six (6) months.  Any requested examination shall be paid for by the Company.  However, this provision does not abrogate either the Company’s or the Employee’s rights and obligations pursuant to the Family and Medical Leave Act of 1993, and a termination of employment under this paragraph C shall not be deemed to be a termination for cause.

If during the Term of this Employment Agreement, the Employee dies or his employment is terminated because of his disability, all salary, benefits and other payments shall cease at the time of death or disability, provided, however, that the Company shall provide such health, dental and similar insurance or benefits as were provided to Employee immediately before his termination by reason of death or disability, to Employee or his family, as the case may be, for the longer of Twelve (12) months after such termination or the full unexpired Term of this Employment Agreement on the same terms and conditions (including cost) as were applicable before such termination.  In addition, for the first six (6) months of any disability that results in the Employee being unable to perform any gainful activity, the Company shall pay to the Employee the difference, if any, between any cash benefits received by the Employee from a Company-sponsored disability insurance policy and the Employee’s salary hereunder.  At the time of any such termination, the Company shall pay the Employee, the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of such termination.  The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under paragraph G of Section 3 above.

Notwithstanding the foregoing, if the Company reasonably determines that any of the benefits described in this paragraph C may not be exempt from federal income tax, then for a period of six (6) months after the date of the Employee’s termination, the Employee shall pay to the Company an amount equal to the stated taxable cost of such coverages. After the expiration of the six-month period, the Employee shall receive from the Company a reimbursement of the amounts paid by the Employee.

D.  Termination Without Cause; Termination For Good Reason.

(i)
A termination “without cause” is a termination of the employment of the Employee by the Company that is not “for cause” and not occasioned by the resignation, death or disability of the Employee.  If the Company terminates the employment of the Employee without cause (whether before the end of the Term of this Employment Agreement or, if the Employee is employed by the Company under paragraph E of this Section 4 below, after the Term of this Employment Agreement has ended), the Company shall, at the time of such termination, pay to the Employee the severance payment provided in paragraph F of this Section 4 below together with the value of any accrued but unused vacation time and the amount of all accrued but previously unpaid base salary through the date of such termination and shall provide him with all benefits to which he is entitled under paragraph C of Section 3 above for Eighteen (18) months or the full unexpired Term of this Employment Agreement, whichever is longer.  The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under paragraph G of Section 3 above.

(ii)           A termination for “Good Reason” is a termination of employment by the Employee, unless otherwise consented to by the Employee, as a result of:

(a)
the material reduction of the Employee’s authority, duties and responsibilities, or the assignment to the Employee of duties materially and adversely inconsistent with the Employee’s position or positions with the Company;

(b)
a material reduction in the annual salary of the Employee except in connection with (i) a reduction in compensation generally applicable to senior management employees of the Company or (ii) a delay or failure to complete the Financing;

(c)	a material and willful breach of this Agreement by the Company unrelated to delays or failure to complete the Financing.

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason, the Company shall have 30 days from the date on which the Employee gives the written notice thereof to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder. Further, an event or condition shall cease to constitute Good Reason ninety (90) days after the event or condition first occurs.

If the Employee terminates his employment for Good Reason, the Company shall, at the time of such termination, pay to the Employee the severance payment provided in paragraph F of this Section 4 below together with the value of any accrued but unused vacation time and the amount of all accrued but previously unpaid base salary through the date of such termination and shall provide him with all benefits to which he is entitled under paragraph C of Section 3 above for Eighteen (18) months or the full unexpired Term of this Employment Agreement, whichever is longer.  The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under paragraph G of Section 3 above.

E.  End of the Term of this Employment Agreement.  Except as otherwise provided in paragraphs F and G of this Section 4 below, the Company may terminate the employment of the Employee at the end of the Term of this Employment Agreement without any liability on the part of the Company to the Employee but, if the Employee continues to be a full-time employee of the Company after the Term of this Employment Agreement ends, his employment shall be governed by the terms and conditions of this Employment Agreement, but he shall be an employee at will and his employment may be terminated at any time by either the Company or the Employee without notice and for any reason not prohibited by law or no reason at all.

F.  Severance.   If the employment of the Employee is terminated by the Company without cause (whether before the end of the Term of this Employment Agreement or, if the Employee is employed by the Company under paragraph E of this Section 4 above, after the Term of this Employment Agreement has ended), then the Employee shall be paid, as a severance payment an amount equal to Five Hundred Fifty Thousand Dollars ($550,000) payable in twelve equal monthly installment payments or in a single lump sum payment at the discretion of the Company.

G.  Sale Transaction Bonus.  If, during the first twelve months of the Term of this Employment Agreement, the Company shall complete one or more transactions that constitute (i) a sale of all or substantially all of the assets of the Company, (ii)a sale of all or substantially all of the stock of the Company or (iii) a merger or similar transaction (collectively, a “Sale Transaction”) and the Sale Transaction results in net proceeds to the Company or its stockholders, after payments of all debts, liabilities and other outstanding obligations of the Company (as shown in the Company's financial statements as of the date of the Sale Transaction, which financial statements shall be prepared in accordance with GAAP, consistently applied) ("Net Proceeds"), of more than $50,000,000, then Employee shall receive one and one-half percent (1.5%) of the amount of the Net Proceeds (the “Sale Transaction Bonus”); provided, however, that the Sale Transaction Bonus shall not exceed, and is otherwise capped at a maximum of, $1,000,000.  For the avoidance of doubt, if the Company shall receive stock or other property as such consideration, the Company may distribute such stock or other property in satisfaction of the Sale Transaction Bonus obligation based on its fair market value as determined by the Board.

 H.   Benefit and Stock Plans.  In the event that a benefit plan or stock plan which covers the Employee has specific provisions concerning termination of employment, or the death or disability of an employee (e.g., life insurance or disability insurance), then such benefit plan or stock plan shall control the disposition of the benefits or stock options.

I. Option Acceleration.  In the event that the Company consummates a Sale Transaction, 100% of Employee's then outstanding unvested Options will vest immediately prior to such transaction; provided, however, that in the event the Sale Transaction Bonus shall become due and payable, the percentage of the Employee’s outstanding unvested Options that vest immediately prior to a Sale Transaction will be reduced from 100% to 50%.

5.  Proprietary Information Agreement.  Employee has executed a Proprietary Information Agreement as a condition of employment with the Company.  The Proprietary Information Agreement shall not be limited by this Employment Agreement in any manner, and the Employee shall act in accordance with the provisions of the Proprietary Information Agreement at all times during the Term of this Employment Agreement.

6.  Non-Competition.  Employee agrees that for so long as he is employed by the Company under this Employment Agreement and for one (1) year thereafter, the Employee will not:

A.  enter into the employ of or render any services to any person, firm, or corporation, which is engaged, in any part, in a Competitive Business (as defined below);

B.  engage in any directly Competitive Business for his own account;

C.  become associated with or interested in through retention or by employment any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity; or

D.  solicit, interfere with, or endeavor to entice away from the Company, any of its customers, strategic partners, or sources of supply.

Nothing in this Employment Agreement shall preclude Employee from taking employment in the banking or related financial services industries nor from investing his personal assets in the securities or any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such Competitive Business.  “Competitive Business” for purposes of this Employment Agreement shall mean any business or enterprise which:

a.  is engaged in the development and/or commercialization of products and/or systems for use in the nuclear medicine market., or

b.  reasonably understood to be competitive in the relevant market with products and/or systems described in clause a above, or

c.  the Company engages in during the Term of this Employment Agreement pursuant to a determination of the Board of Directors and from which the Company derives a material amount of revenue or in which the Company has made a material capital investment.

The covenants set forth in this Section 6 shall terminate immediately upon the substantial completion of the liquidation of assets of the Company or the termination of the employment of the Employee by the Company without cause.

7.  Arbitration.  Any dispute or controversy arising under or in connection with this Employment Agreement shall be settled exclusively by arbitration in New York, New York, in accordance with the non-union employment arbitration rules of the American Arbitration Association (“AAA”) then in effect.  If specific non-union employment dispute rules are not in effect, then AAA commercial arbitration rules shall govern the dispute.  If the amount claimed exceeds $100,000, the arbitration shall be before a panel of three arbitrators.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall indemnify the Employee against and hold him harmless from any attorney’s fees, court costs and other expenses incurred by the Employee in connection with the preparation, commencement, prosecution, defense, or enforcement of any arbitration, award, confirmation or judgment in order to assert or defend any right or obtain any payment under paragraph C of Section 4 above or under this sentence; without regard to the success of the Employee or his attorney in any such arbitration or proceeding.

8.  Attorneys’ Fees and Expenses.  Except as otherwise provided in Section 7, in the event that any action, suit, or other legal or equitable proceeding is brought by either party to enforce the provisions of this Employment Agreement, or to obtain money damages for the breach thereof, then the party which substantially prevails in such action (whether by judgment or settlement) shall be entitled to recover from the other party all reasonable expenses of such litigation (including any appeals), including, but not limited to, reasonable attorneys' fees and disbursements.

9.  Piggy-Back Registration Rights. If after the date of grant, the Company proposes to file on its behalf and/or on behalf of any holder of its securities, a registration statement under the Securities Act, on any form (other than a registration statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Company pursuant to any employee benefit plan, respectively) for the registration of common stock, it will give written notice to the Employee and offer to include the Shares in such registration statement; provided however, if the offering relates to an underwritten public offering and the managing underwriter of such proposed public offering advises in writing that, in its opinion, the amount of Shares requested to be included in the piggy-back registration statement in addition to the securities being registered by the Company would be greater than the total number of securities which can be sold in the offering without having a material adverse effect on the distribution of such securities or otherwise having a material adverse effect on the marketability thereof, then the Company shall be required to include in the piggy-back registration only that number of such Registrable Securities, which the managing underwriter determines in its sole discretion will not jeopardize the success of the offering.

10. Waiver of Jury Trial.  EMPLOYEE AND FLUOROPHARMA HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN THE EVENT OF ANY DISPUTE WHICH ARISES UNDER THIS AGREEMENT.

11.  Governing Law.  The Employment Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its conflicts of laws principles.

12.  Validity.  The invalidity or unenforceability of any provision or provisions of this Employment Agreement shall not affect the validity or enforceability of any other provision of the Employment Agreement, which shall remain in full force and effect.

13.  Compliance with Section 409A of the Internal Revenue Code. If, when the Employee's employment with the Company terminates, the Employee is a "specified employee" as defined in Section 409A(a)(1)(B)(i) of the Internal Revenue Code, and if any payments under this Employment Agreement, including payments under Section 4, will result in additional tax or interest to the Employee under Section 409A(a)(1)(B) ("Section 409A Penalties"), then despite any provision of this Employment Agreement to the contrary, the Employee will not be entitled to payments until the earliest of (a) the date that is at least six months after termination of the Employee's employment for reasons other than the Employee's death, (b) the date of the Employee's death, or (c) any earlier date that does not result in Section 409A Penalties to the Employee.  As soon as practicable after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Employee in a lump sum.  Additionally, if any provision of this Employment Agreement would subject the Employee to Section 409A Penalties, the Company will apply such provision in a manner consistent with Section 409A of the Internal Revenue Code during any period in which an arrangement is permitted to comply operationally with Section 409A of the Internal Revenue Code and before a formal amendment to this Employment Agreement is required.  For purposes of this Agreement, any reference to the Employee's termination of employment will mean that the Employee has incurred a "separation from service" under Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance there under.

14.  Effect on Successors of Interest.  This Employment Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the parties hereto.  Notwithstanding the above, the Employee recognizes and agrees that his obligation under this Employment Agreement may not be assigned without the consent of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first written above.

FLUOROPHARMA MEDICAL, INC.                                                              EMPLOYEE:

By:  /s/ Walter Witoshkin                                                                                     By:  /s/ Johan M. (Thijs) Spoor
Name:  Walter Witoshkin                                                                                     Name:  Johan M. (Thijs) Spoor
Title:  Director

EXHIBIT A

DIRECTORSHIPS, OFFICES AND OTHER POSITIONS HELD
BY EMPLOYEE IN OTHER COMPANY’S OR ORGANIZATIONS

MetaStat
Public company;  MTST
Director, < 1% shareholder

AtheroNova
Public company; AHRO
Director, <1% shareholder

Intelligent Material Solutions
Private company
Director, 15% shareholder

EHXIBIT B

MILESTONES FOR DECEMBER 31, 2012 BONUS (50%) AND SUCCESS BASED STOCK GRANT:

Bonus Milestone:

•	Completion of an equity financing for no less than $2,000,000 on or before February 1, 2013 at a per share price of at least $0.83 per share.

Success Based Stock Grant Milestones:

•	Completion of CardioPET Phase II Trial – consisting of at least 30 patients - on or before December 31, 2012

•	Initiation of first patient for the BFPET Phase II Trial in the United Stated on or before December 31, 2012

EXHIBIT C
CLINICAL TRIAL MILESTONES:

Bonus Milestones:

•	Completion of CardioPET Phase II Trial – consisting of at least 30 patients – on or before December 31, 2012

•	Initiation of first patient for the BFPET Phase II Trial in the United Stated on or before December 31, 2012

MILESTONES FOR DECEMBER 31, 2013 SUCCESS BASED STOCK GRANT:

•	To be determined by the Board in good faith on or before March 31, 2013

MILESTONES FOR DECEMBER 31, 2014 SUCCESS BASED STOCK GRANT:

•	To be determined by the Board in good faith on or before March 31, 2014